Execution Version

THE GABELLI HEALTHCARE & WELLNESSRx TRUST

SECOND AMENDED AND RESTATED STATEMENT OF PREFERENCES

OF

5.875% SERIES B CUMULATIVE PREFERRED SHARES

The Gabelli Healthcare & WellnessRx Trust, a Delaware statutory trust (the “Fund”), hereby certifies that:

FIRST: The Board of Trustees of the Fund (the “Board of Trustees”), at a meeting duly convened and held on August 20, 2014, pursuant to authority expressly vested in it by Article V of the Declaration of Trust, adopted resolutions classifying an unlimited amount of shares as authorized but unissued preferred shares of the Fund, par value $0.001 per share, and delegated the designation and issuance of such shares to a pricing committee (the “Pricing Committee”) at such times and in such amounts and on such terms and conditions as the Pricing Committee should determine.

SECOND: The Pricing Committee, at a meeting duly convened and held on September 17, 2014, pursuant to the authority granted it by the Board of Trustees, approved the designation and issuance by the Fund of up to 1,400,000 shares of 5.875% Series B Cumulative Preferred Shares.

THIRD: The Board of Trustees at a meeting duly convened and held on May 17, 2016 (i) pursuant to authority expressly vested in it by Article V of the Third Amended and Restated Agreement and Declaration of Trust of the Fund, dated as of February 16, 2011, adopted resolutions approving the designation of 2,500,000 additional shares of 5.875% Series B Cumulative Preferred Shares and (ii) pursuant to authority expressly vested in it by Part III of the Statement of Preferences, approved the Amended and Restated Statement of Preferences and authorized the officers of the Fund to take all necessary action in connection therewith.

FOURTH: The Board of Trustees, by written consent dated as of June 10, 2016, pursuant to authority expressly vested in it by Part III of the Amended and Restated Statement of Preferences, approved this Second Amended and Restated Statement of Preferences (which was initially executed on September 17, 2014 and amended and restated on May 17, 2016) and authorized the officers of the Fund to take all necessary action in connection therewith.

FIFTH: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the 5.875% Series B Cumulative Preferred Shares, par value $0.001 per share, as set by the Pricing Committee and the Board of Trustees, are as follows:

DESIGNATION

Series B Preferred Shares: A series of 3,900,000 preferred shares, par value $0.001 per share, liquidation preference $25.00 per share, is hereby designated “5.875% Series B Cumulative Preferred Shares” (the “Series B Preferred Shares”). Each share of Series B Preferred Shares may be issued on a date to be determined by the Board of Trustees; and have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to Preferred Shares of the Fund, as are set forth in this Statement of Preferences. The Series B Preferred Shares shall constitute a separate series of Preferred Shares.

SIXTH: This Statement of Preferences sets forth the rights, powers, preferences and privileges of the holders of the Series B Preferred Shares and the provisions set forth herein shall operate either as additions to or modifications of the rights, powers, preferences and privileges of the Holders of the Series B Preferred Shares under the Declaration of Trust, as the context may require. To the extent the provisions set forth herein conflict with the provisions of the Declaration of Trust with respect to any such rights, powers, preferences and privileges, this Statement of Preferences shall control. Except as contemplated by the immediately preceding sentence, the Declaration of Trust shall control as to the Fund generally and the rights, powers, preferences and privileges of the other shareholders of the Fund.

PART I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in this Statement of Preferences shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense:

“Adjusted Value” of each Eligible Asset shall be computed as follows:

(a)	cash shall be valued at 100% of the face value thereof;

(b)	all other Eligible Assets shall be valued at the applicable Discounted Value thereof, provided, however, that the Adjusted Value of any unit of a security held by the Fund that is subject to a call option written by the Fund shall be the lesser of (i) the Discounted Value of such unit or (ii) the strike price per unit of such option; and

(c)	each asset that is not an Eligible Asset shall be valued at zero.

“Administrator” means Gabelli Funds, LLC, a New York limited liability company, or such other entity as shall be providing administrative services to the Fund and will include, as appropriate, any sub-administrator appointed by the Administrator.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other entity as shall be serving as the investment adviser of the Fund.

“Annual Valuation Date” means the Valuation Date each calendar year so designated by the Fund, commencing in the calendar year 2014.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Fund which are stock, including all Outstanding Series B Preferred Shares (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Basic Maintenance Amount” means, with respect to the Series B Preferred Shares, the meaning set forth in the Moody’s Guidelines or, if any Other Rating Agency is rating the Series B Preferred Shares at the Fund’s request, the meaning set forth in the guidelines of the Other Rating Agency.

“Basic Maintenance Amount Cure Date” means, with respect to the Series B Preferred Shares, 10 Business Days following a Valuation Date, such date being the last day upon which the Fund’s failure to comply with paragraph 6(a)(ii)(A) of Part II hereof could be cured, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Basic Maintenance Report” or “Report” means, with respect to the Series B Preferred Shares, a report prepared by the Administrator (if requested by any Rating Agency) which sets forth, as of the related Valuation Date, (i) Eligible Assets, (ii) the Market Value thereof (seriatim and in the aggregate), and (iii) the net asset value of the Fund. For the purposes of this Statement of Preferences, “Basic Maintenance Report” or “Report” shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Board of Trustees” means the Board of Trustees of the Fund or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday or Sunday.

“By-Laws” means the By-Laws of the Fund as amended from time to time.

“Common Shares” means the common shares of beneficial interest, par value $0.001 per share, of the Fund.

“Commission” means the Securities and Exchange Commission.

“Cure Date” shall have the meaning set forth in paragraph 4(a) of Part II hereof.

“Date of Original Issue” means September 24, 2014 with respect to the Series B Preferred Shares, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Declaration of Trust” means the Third Amended and Restated Agreement and Declaration of Trust of the Fund, dated as of February 16, 2011, as amended, supplemented or restated from time to time (including by this Statement of Preferences or by way of any other supplement or Statement of Preferences authorizing or creating a class of Shares (as defined in the Governing Documents) in the Fund).

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Except for determining whether the Fund has Eligible Assets with an Adjusted Value equal to or greater than the Basic Maintenance Amount, each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Discount Factor” means (a) so long as Moody’s is rating the Series B Preferred Shares at the Fund’s request, the Moody’s Discount Factor, or (b) any applicable discount factor established by any Other Rating Agency, whichever is applicable.

“Discounted Value” means, as applicable, (a) the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor or (b) such other formula for determining the discounted value of an Eligible Asset as may be established by an applicable Rating Agency, provided, in either case that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the applicable quotient or product as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the applicable quotient or product as calculated above or the liquidation preference or other contractual amount, whichever is lower.

“Dividend-Disbursing Agent” means, with respect to the Series B Preferred Shares, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Fund and, with respect to any other class or series of Preferred Shares, the entity appointed by the Fund as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series B Preferred Shares, any date on which dividends and distributions declared by the Board of Trustees thereon are payable pursuant to the provisions of paragraph 2(a) of Part II of this Statement of Preferences and shall for the purposes of this Statement of Preferences have a correlative meaning with respect to any other class or series of Preferred Shares.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Eligible Assets” means Moody’s Eligible Assets (if Moody’s is then rating the Series B Preferred Shares at the request of the Fund) and/or Other Rating Agency Eligible Assets if any Other Rating Agency is then rating the Series B Preferred Shares, or any other outstanding series of Preferred Shares, at the request of the Fund, whichever is applicable.

“Fund” means The Gabelli Healthcare & WellnessRx Trust, a Delaware statutory trust.

“Governing Documents” means the Declaration of Trust and the By-Laws.

“Independent Accountant” means a nationally recognized accountant, or firm of accountants, that is with respect to the Fund an independent public accountant or firm of independent public accountants under the 1933 Act.

“Liquidation Preference” shall, with respect to the Series B Preferred Shares, have the meaning set forth in paragraph 3 (a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Market Value” means the amount determined by the Fund with respect to specific Eligible Assets in accordance with valuation policies adopted from time to time by the Board of Trustees as being in compliance with the requirements of the 1940 Act.

“Monthly Valuation Date” means the last Valuation Date of each calendar month.

“Moody’s” means Moody’s Investors Service, Inc. and its successors at law.

“Moody’s Discount Factor” means the discount factors set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Fund’s assets in connection with Moody’s ratings of Preferred Shares.

“Moody’s Eligible Assets” means the assets of the Fund set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Discounted Value of the Fund’s assets in connection with Moody’s ratings of Series B Preferred Shares.

“Moody’s Guidelines” means the guidelines provided by Moody’s, as may be amended from time to time, in connection with Moody’s ratings of Series B Preferred Shares at the rating then assigned.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute.

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(c)(i) of Part II hereof.

“Other Rating Agency” means any rating agency other than Moody’s then providing a rating for the Series B Preferred Shares at the request of the Fund.

“Other Rating Agency Eligible Assets” means assets of the Fund designated by any Other Rating Agency as eligible for inclusion in calculating the discounted value of the Fund assets in connection with such Other Rating Agency’s rating of the Series B Preferred Shares.

“Outstanding” means, as of any date, Preferred Shares theretofore issued by the Fund except:

(a)	any such Preferred Share theretofore cancelled by the Fund or delivered to the Fund for cancellation;

(b)	any such Preferred Share as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Fund in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to the Statement of Preferences with respect thereto; and

(c)	any such Preferred Share in exchange for or in lieu of which other Preferred Shares have been issued and delivered.

Notwithstanding the foregoing, for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any Preferred Shares as to which any subsidiary of the Fund is the holder will be disregarded and deemed not Outstanding.

“Person” means and includes an individual, a partnership, the Fund, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Shares” means the preferred shares, par value $0.001 per share, of the Fund, and includes the Series B Preferred Shares.

“Pricing Service” means any pricing service retained by the Fund to price its investments, including, without limitation, any of the following: Interactive Dating Pricing and Reference Data, Inc., Thomson Reuters Markets, LLC, Standard & Poor’s, Bloomberg L.P., Pricing Direct Inc., SIX Financial Information USA Inc., or their successors, and independent broker quotes.

“Rating Agency” means Moody’s as long as Moody’s is then rating the Series B Preferred Shares at the Fund’s request or any other rating agency then rating the Series B Preferred Shares at the Fund’s request.

“Record Date” shall have the meaning set forth in paragraph 2(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Part II hereof, and for the purposes of this Statement of Preferences shall have a correlative meaning with respect to any other class or series of Preferred Shares.

“Series B Preferred Shares” means the 5.875% Series B Cumulative Preferred Shares, par value $0.001 per share, of the Fund.

“Series B Asset Coverage Cure Date” means, with respect to the failure by the Fund to maintain Asset Coverage (as required by paragraph 6(a)(i) of Part II hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Fund, the remaining term to maturity thereof is not in excess of 360 days:

(i)	commercial paper rated either F-1 by Fitch or A-1 by S&P if such commercial paper matures in 30 days or P-1 by Moody’s and either F-1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

(ii)	demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds;

(iv)	U.S. Government Obligations and U.S. Government Securities; and

(v)

Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on each Valuation Date of at least P-1 from Moody’s and either F-1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody’s and either AA from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Fund, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody’s, Fitch and S&P shall be at least A2, A-2 and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody’s, F-1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one

Business Day from the date of purchase or other acquisition by the Fund); and provided further, that the interest receivable by the Fund shall not be subject to any withholding or similar taxes.

“U.S. Government Obligations” means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“U.S. Government Securities” mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

“Valuation Date” means the last Business Day of each month, or for purposes of determining whether the Fund is maintaining the Basic Maintenance Amount, each Business Day commencing with the Date of Original Issue.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Part II hereof.

PART II

Series B Preferred Shares

1. Number of Shares; Ranking.

(a) The number of authorized Shares constituting the Series B Preferred Shares to be issued is 3,900,000. No fractional Series B Preferred Shares shall be issued.

(b) Series B Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

(c) The Series B Preferred Shares shall rank on a parity with any other series of Preferred Shares as to the payment of dividends and liquidation preference to which such Shares are entitled.

(d) No Holder of Series B Preferred Shares shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any Preferred Shares or Common Shares or other securities of the Fund which it may hereafter issue or sell.

2. Dividends and Distributions.

(a) The holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Trustees, out of funds legally available therefor, cumulative cash dividends and distributions, calculated separately for each Dividend Period at the rate of 5.875% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series B Preferred Shares and no more, and payable quarterly on March 26, June 26, September 26, and December 26 in each year (each, a “Dividend Payment Date”) commencing on December 26, 2014 (or, if any such day is not a Business Day, then on the next succeeding Business Day) to holders of record of Series B Preferred Shares as they appear on the stock register of the Fund at the close of business on the fifth preceding Business Day (each, a “Record Date”) in preference to dividends and distributions on Common Shares and any other capital shares of the Fund ranking junior to the Series B Preferred Shares in payment of dividends and distributions. Dividends and distributions on Series B Preferred Shares that were originally issued on the Date of Original Issue shall accumulate from the Date of Original Issue. Dividends and distributions on all other Series B Preferred Shares shall accumulate from (i) the date on which such shares are originally issued if such date is a Dividend Payment Date, (ii) the immediately preceding Dividend Payment Date if the date on which such shares are originally issued is other than a Dividend Payment Date and is on or before a Record Date or (iii) the immediately following Dividend Payment Date if the date on which such shares are originally issued is during the period between a Record Date and a Dividend Payment Date. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series B Preferred Shares may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Trustees.

(b) (i) No full dividends and distributions shall be declared or paid on Series B Preferred Shares for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Shares of the Fund ranking on a parity with the Series B Preferred Shares as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all such Outstanding Preferred Shares, any dividends and distributions being paid on such Preferred Shares (including the Series B Preferred Shares) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Shares on the relevant Dividend Payment Date. No holders of Series B Preferred Shares shall be entitled to any dividends and distributions, whether payable in cash, property or shares, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on Series B Preferred Shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any Series B Preferred Shares that may be in arrears.

(ii) For so long as Series B Preferred Shares are Outstanding, the Fund shall not pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares, or, subject to compliance with the 1940 Act, options, warrants or rights to subscribe for or purchase Common Shares or other shares, if any, ranking junior to the Series B Preferred Shares as to dividends and distributions and upon liquidation) in respect of the Common Shares or any other shares of the Fund ranking junior to the Series B Preferred Shares as to the payment of dividends and distributions and upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other shares of the Fund ranking junior to the Series B Preferred Shares as to the payment of dividends and distributions and upon liquidation (except, subject to compliance with the 1940 Act, by conversion into or exchange for shares of the Fund ranking junior to the Series B Preferred Shares as to dividends and distributions and upon liquidation), unless, in each case, (A) immediately thereafter, the aggregate Adjusted Value of the Fund Eligible Assets shall equal or exceed the Basic Maintenance Amount and the Fund shall have Asset Coverage, (B) all cumulative dividends and distributions on all Series B Preferred Shares due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the Fund has redeemed the full number of Series B Preferred Shares to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii) Any dividend payment made on the Series B Preferred Shares shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Fund shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature on or prior to such Dividend Payment Date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the holders of Series B Preferred Shares shall be entitled to receive out of the assets of the Fund available for distribution to shareholders, after satisfying claims and obligations of the Fund pursuant to Delaware law but before any distribution or payment shall be made in respect of the Common Shares or any other shares of the Fund ranking junior to the Series B Preferred Shares as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Fund, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Fund, whether voluntary or involuntary, the assets of the Fund available for distribution among the holders of all Outstanding Series B Preferred Shares, and any other Outstanding class or series of Preferred Shares of the Fund ranking on a parity with the Series B Preferred Shares as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series B Preferred Shares of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Shares, then such available assets shall be distributed among the holders of Series B Preferred Shares and such other Preferred Shares ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of Series B Preferred Shares, no dividends or distributions will be made to holders of the Common Shares or any other shares of the Fund ranking junior to the Series B Preferred Shares as to liquidation.

4. Redemption.

The Series B Preferred Shares shall be redeemed by the Fund as provided below:

(a) Mandatory Redemptions.

If the Fund is required to redeem any Preferred Shares (which may include Series B Preferred Shares) pursuant to paragraphs 6(b) or 6(c) of Part II hereof, then the Fund shall, to the extent permitted by the 1940 Act and Delaware law, by the close of business on such Series B Asset Coverage Cure Date or Basic Maintenance Amount Cure Date (herein collectively referred to as a “Cure Date”), as the case may be, fix a redemption date no later than 10 Business Days following such Cure Date and proceed to redeem shares as set forth in paragraph 4(c) hereof. On such redemption date, the Fund shall redeem, out of funds legally available therefor, the number of Preferred Shares, which, to the extent permitted by the 1940 Act and Delaware law, at the option of the Fund may include any proportion of Series B Preferred Shares or any other series of Preferred Shares, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Fund having Asset Coverage or an Adjusted Value of its Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, immediately prior to the opening of business on such Cure Date or, if Asset Coverage or an Adjusted Value of its Eligible Assets equal to or greater than the Basic Maintenance Amount, as the case may be, cannot be so restored, all of the Outstanding Series B Preferred Shares, at a price equal to $25.00 per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Fund) through the date of redemption (the “Redemption Price”). In the event that Preferred Shares are redeemed pursuant to paragraphs 6(b) or 6(c) of Part II hereof, the Fund may, but is not required to, redeem a sufficient number of Series B Preferred Shares pursuant to this paragraph 4(a) which, when aggregated with other Preferred Shares redeemed by the Fund, permits the Fund to have with respect to the Preferred Shares (including the Series B Preferred Shares) remaining Outstanding after such redemption (i) Asset Coverage of as much as 220% and (ii) Eligible Assets with Adjusted Value of as great as 105% of the Basic Maintenance Amount. In the event that all of the Series B Preferred Shares then Outstanding are required to be redeemed pursuant to paragraph 6 of Part II hereof, the Fund shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) hereof.

(b) Optional Redemptions.

Prior to September 24, 2019, the Series B Preferred Shares are not subject to optional redemption by the Fund unless such redemption is necessary, in the judgment of the Board of Trustees, to maintain the Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Except as provided in the foregoing sentence, commencing September 24, 2019, and thereafter, to the extent permitted by the 1940 Act and Delaware law, the Fund may at any time upon Notice of Redemption (as defined below) redeem the Series B Preferred Shares in whole or in part at the Redemption Price per share, which notice shall specify a redemption date of not fewer than 15 days nor more than 60 days after the date of such notice.

(c) Procedures for Redemption.

(i) If the Fund shall determine or be required to redeem Series B Preferred Shares pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Fund on the close of business on such date as the Board of Trustees or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series B Preferred Shares. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Trustees or its delegatee; (B) the number of Series B Preferred Shares to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Trustees or its delegatee shall so require and the Notice of Redemption shall so state) are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all Series B Preferred Shares held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii) If the Fund shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Fund shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the Series B Preferred Shares to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Series B Preferred Shares called for redemption on the redemption date. The Fund may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Fund shall default in making payment of the Redemption Price), all rights of the holders of the Series B Preferred Shares so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Fund shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the Series B Preferred Shares called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Fund, after which the holders of the Series B Preferred Shares so called for redemption shall look only to the Fund for payment of the Redemption Price thereof. The Fund shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii) On or after the redemption date, each holder of Series B Preferred Shares that are subject to redemption shall surrender the certificate evidencing such shares to the Fund at the place designated in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv) In the case of any redemption of less than all of the Series B Preferred Shares pursuant to this Statement of Preferences, such redemption shall be made pro rata from each holder of Series B Preferred Shares in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v) Notwithstanding the other provisions of this paragraph 4, the Fund shall not redeem Series B Preferred Shares unless all accumulated and unpaid dividends and distributions on all Outstanding Series B Preferred Shares and other Preferred Shares ranking on a parity with the Series B Preferred Shares with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Fund) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Part II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding Preferred Shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding Series B Preferred Shares.

If the Fund shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the Series B Preferred Shares or other Preferred Shares designated to be redeemed on any redemption date, the Fund shall redeem on such redemption date the number of Series B Preferred Shares and other Preferred Shares so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the Series B Preferred Shares and other Preferred Shares designated to be redeemed shall be redeemed on the earliest practicable date on which the Fund shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

5. Voting Rights.

(a) General.

Except as otherwise provided in the Governing Documents or a resolution of the Board of Trustees or its delegatee, or as required by applicable law, holders of Series B Preferred Shares shall have no power to vote on any matter except matters submitted to a vote of the Common Shares. In any matter submitted to a vote of the holders of the Common Shares, each holder of

Series B Preferred Shares shall be entitled to one vote for each Series B Preferred Share held and the holders of the Outstanding Preferred Shares, including Series B Preferred Shares, and the Common Shares shall vote together as a single class; provided, however, that at any meeting of the shareholders of the Fund held for the election of Trustees, the holders of the Outstanding Preferred Shares, including Series B Preferred Shares, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital shares of the Fund, to elect a number of Fund trustees, such that following the election of trustees at the meeting of the shareholders, the Fund’s Board of Trustees shall contain two trustees elected by the holders of the Outstanding Preferred Shares, including the Series B Preferred Shares. Subject to paragraph 5(b) of Part II hereof, the holders of the outstanding Common Shares of the Fund together with the holders of Outstanding Preferred Shares, including the Series B Preferred Shares, voting as a single class, shall elect the balance of the trustees.

(b) Right to Elect Majority of Board of Trustees.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number and/or composition of trustees constituting the Board of Trustees shall be adjusted as necessary to permit the holders of Outstanding Preferred Shares, including the Series B Preferred Shares, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund) to elect the number of trustees that, when added to the two trustees elected exclusively by the holders of Preferred Shares pursuant to paragraph 5(a) above, would constitute a simple majority of the Board of Trustees as so adjusted. To the fullest extent permitted by applicable law and the terms of the Declaration of Trust, the Fund and the Board of Trustees shall take all necessary actions, including effecting the removal of trustees or amendment of the Declaration of Trust, to effect an adjustment of the number and/or composition of trustees as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding Series B Preferred Shares equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other Preferred Shares are entitled to elect a majority of the Trustees of the Fund under the 1940 Act or Statement of Preferences creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Shares upon the further occurrence of any of the events described in this paragraph 5(b).

(c) Right to Vote with Respect to Certain Other Matters.

Subject to paragraph 1 of Part III of this Statement of Preferences, so long as any Series B Preferred Shares are Outstanding, the Fund shall not amend, alter or repeal the provisions of this Statement of Preferences so as to in the aggregate adversely affect the rights and preferences set forth in any Statement of Preferences, including the Series B Preferred Shares, without the affirmative vote of the holders of a majority of the Outstanding Preferred Shares at the time and present and voting on such matter, voting separately as one class. To the extent permitted under the 1940 Act, in the event that more than one series of Preferred Shares are Outstanding, the Fund shall not effect any of the actions set forth in the preceding sentence which in the aggregate adversely affects the rights and preferences set forth in the Statement of Preferences for a series of Preferred Shares differently than such rights and preferences for any other series of Preferred Shares without the affirmative vote of the holders of at least a majority of the Outstanding Preferred Shares and present and voting on such matter of each series adversely affected (each such adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series B Preferred Shares shall not be entitled to vote on any matter that affects the rights or interests of only one or more other series of Preferred Shares. The Fund shall notify the relevant Rating Agency ten Business Days prior to any such vote described above. Unless a higher percentage is required under the Governing Documents or applicable provisions of the Delaware Statutory Trust Act or the 1940 Act, the affirmative vote of the holders of a majority of the Outstanding Preferred Shares, including Series B Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. For purposes of this paragraph 5(c), the phrase “vote of the holders of a majority of the Outstanding Preferred Shares” or series thereof (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the shareholders of the Fund duly called (i) of 67 percent or more of the Preferred Shares or series thereof present at such meeting, if the holders of more than 50 percent of the Outstanding Preferred Shares or series thereof are present or represented by proxy; or (ii) of more than 50 percent of the Outstanding Preferred Shares or series thereof, whichever is less. The class vote of holders of Preferred Shares described above will in each case be in addition to a separate vote of the requisite percentage of Common Shares and Preferred Shares, including Series B Preferred Shares, voting together as a single class, necessary to authorize the action in question. An increase in the number of authorized Preferred Shares pursuant to the Governing Documents or the issuance of additional shares of any series of Preferred Shares (including Series B Preferred Shares) pursuant to the Governing Documents shall not be considered to adversely affect the rights and preferences of the Preferred Shares.

(d) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of Preferred Shares to elect additional trustees as described in paragraph 5(b) above, the Fund shall call a special meeting of such holders and instruct the Dividend-Disbursing Agent to mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 days after the date of mailing of such notice. If the Fund fails to send such notice to the Dividend-Disbursing Agent or if the Fund does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Trustees shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Shares, voting together as a class (to the exclusion of the holders of all other securities and classes of capital shares of the Fund), shall be entitled to elect the number of trustees prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting, or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

(ii) For purposes of determining any rights of the holders of Series B Preferred Shares to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by this Statement of Preferences, by the other provisions of the Governing Documents, by statute or otherwise, any Series B Preferred Share which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are trustees of the Fund at the time of a special meeting of holders of Preferred Shares to elect trustees and who remain trustees following such meeting shall continue, notwithstanding the election at such meeting by such holders of the number of trustees that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent trustees elected by the holders of Preferred Shares, and the remaining incumbent trustees elected by the holders of the Common Shares and Preferred Shares, shall constitute the duly elected trustees of the Fund.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law, and the remaining trustees shall constitute the trustees of the Fund and the voting rights of such holders of Preferred Shares, including Series B Preferred Shares, to elect additional trustees pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the trustees elected by the holders of Preferred Shares pursuant to paragraph 5(b) above, the number of trustees shall be automatically reduced to the number of trustees on the Board immediately preceding such Voting Period.

(e) Exclusive Remedy.

Unless otherwise required by law, the holders of Series B Preferred Shares shall not have any rights or preferences other than those specifically set forth herein. The holders of Series B Preferred Shares shall have no preemptive rights or rights to cumulative voting. In the event that the Fund fails to pay any dividends and distributions on the Series B Preferred Shares or fails to complete any voluntary or mandatory redemption, the exclusive remedy of the holders shall be the right to vote for trustees pursuant to the provisions of this paragraph 5.

(f) Notification to Rating Agency.

In the event a vote of holders of Series B Preferred Shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, as long as the Series B Preferred Shares are rated by a Rating Agency at the Fund’s request, the Fund shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify the relevant Rating Agency that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and, not later than ten Business Days after the date on which such vote is taken, notify such Rating Agency of the result of such vote.

6. Coverage Tests.

(a) Determination of Compliance.

For so long as any Series B Preferred Shares are Outstanding, the Fund shall make the following determinations:

(i) Asset Coverage. The Fund shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any Series B Preferred Shares are Outstanding.

(ii) Basic Maintenance Amount Requirement.

(A) For so long as any Series B Preferred Shares are Outstanding and are rated by a Rating Agency at the Fund’s request, the Fund shall maintain, on each Valuation Date, Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, as of such Valuation Date. Upon any failure to maintain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount, the Fund shall use all commercially reasonable efforts to re-attain Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount on or prior to the Basic Maintenance Amount Cure Date, by altering the composition of its portfolio or otherwise.

(B) The Adviser shall prepare a Basic Maintenance Report relating to each Valuation Date. On or before 5:00 P.M., New York City time, on the tenth Business Day after the first Valuation Date following the Date of Original Issue of the Series B Preferred Shares and after each (1) Annual Valuation Date, (2) Valuation Date on which the Fund fails to satisfy the requirements of paragraph 6(a)(ii)(A) above, (3) Basic Maintenance Amount Cure Date following a Valuation Date on which the Fund fails to satisfy the requirements of paragraph 6(a)(ii)(A) above, (4) any day the Common Shares and Series B Preferred Shares are redeemed and (5) reasonable request by such Rating Agency, the Fund shall complete and deliver to the relevant Rating Agency (if requested by such Rating Agency) a Basic Maintenance Report, which will be deemed to have been delivered to such Rating Agency if such Rating Agency receives a copy or facsimile or other electronic transcription or transmission of the Basic Maintenance Report and on the same day the Fund mails to the Rating Agency for delivery on the next Business Day the Basic Maintenance Report. So long as the Rating Agency requires delivery of a Basic Maintenance Report, a failure by the Fund to deliver a Basic Maintenance Report under this paragraph 6(a)(ii)(B) shall be deemed to be delivery of a Basic Maintenance Report indicating an Adjusted Value of the Fund Eligible Assets less than the Basic Maintenance Amount, as of the relevant Valuation Date.

(C) In the event the Adjusted Value of the Fund Eligible Assets shown in any Basic Maintenance Report prepared pursuant to paragraph 6(a)(ii)(B) above is less than the applicable Basic Maintenance Amount, the Fund shall have until the Basic Maintenance Amount Cure Date to achieve an Adjusted Value of the Fund Eligible Assets at least equal to the Basic

Maintenance Amount, and upon such achievement (and not later than such Basic Maintenance Amount Cure Date) the Fund shall inform the relevant Rating Agency of such achievement in writing by delivery of a revised Basic Maintenance Report (if requested by such Rating Agency) showing an Adjusted Value of the Fund Eligible Assets at least equal to the Basic Maintenance Amount as of the date of such revised Basic Maintenance Report.

(D) On or before 5:00 P.M., New York City time, on no later than the tenth Business Day after the next Valuation Date following each date on which the Fund has repurchased more than 1% of its Common Shares since the most recent date of delivery of a Basic Maintenance Report, the Fund shall complete and deliver to the relevant Rating Agency a Basic Maintenance Report (if requested by such Rating Agency). A Basic Maintenance Report delivered as provided in paragraph 6(a)(ii)(B) above also shall be deemed to have been delivered pursuant to this paragraph 6(a)(ii)(D).

(b) Failure to Meet Asset Coverage.

If the Fund fails to have Asset Coverage as provided in paragraph 6(a)(i) hereof and such failure is not cured as of the related Series B Asset Coverage Cure Date, (i) the Fund shall give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Preferred Shares, which at the Fund’s determination (to the extent permitted by the 1940 Act and Delaware law) may include any proportion of Series B Preferred Shares, to enable it to meet the requirements of paragraph 6(a)(i) above, and, at the Fund’s discretion, such additional number of Series B Preferred Shares or other Preferred Shares in order that the Fund have Asset Coverage with respect to the Series B Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 220%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series B Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

(c) Failure to Maintain Eligible Assets having an Adjusted Value at Least Equal to the Basic Maintenance Amount.

If the Fund fails to have Eligible Assets having an Adjusted Value at least equal to the Basic Maintenance Amount as provided in paragraph 6(a)(ii)(A) above and such failure is not cured, the Fund shall, on or prior to the Basic Maintenance Amount Cure Date, (i) give a Notice of Redemption as described in paragraph 4 of Part II hereof with respect to the redemption of a sufficient number of Series B Preferred Shares or other Preferred Shares to enable it to meet the requirements of paragraph 6(a)(ii)(A) above, and, at the Fund’s discretion, such additional number of Series B Preferred Shares or other Preferred Shares in order that the Fund have Adjusted Assets with respect to the remaining Series B Preferred Shares and any other Preferred Shares remaining Outstanding after such redemption as great as 105% of the Basic Maintenance Amount, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the Series B Preferred Shares or other Preferred Shares to be redeemed, as contemplated by paragraph 4 of Part II hereof.

(d) Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraphs 6(a)(i) and 5(a)(ii)(A) hereof are satisfied, (i) no Series B Preferred Share shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7. Certain Other Restrictions.

(a) For so long as the Series B Preferred Shares are rated by a Rating Agency at the request of the Fund, the Fund will not, and will cause the Adviser not to, (i) knowingly and willfully purchase or sell any asset for the specific purpose of causing, and with the actual knowledge that the effect of such purchase or sale will be to cause, the Fund to have Eligible Assets having an Adjusted Value as of the date of such purchase or sale to be less than the Basic Maintenance Amount as of such date, (ii) in the event that, as of the immediately preceding Valuation Date, the Adjusted Value of the Fund Eligible Assets did not exceed the Basic Maintenance Amount, alter the composition of the Fund assets in a manner reasonably expected to reduce the Adjusted Value of the Fund Eligible Assets, unless the Fund shall have confirmed that, after giving effect to such alteration, the Adjusted Value of the Fund Eligible Assets exceeded the Basic Maintenance Amount or (iii) declare or pay any dividend or other distribution on any Common Shares or repurchase any Common Shares, unless the Fund shall have confirmed that, after giving effect to such declaration, other distribution or repurchase, the Fund continued to satisfy the requirements of paragraph 6(a)(ii)(A) of Part II hereof.

(b) For so long as the Series B Preferred Shares are rated by a Rating Agency at the request of the Fund, unless the Fund shall have received written confirmation from the relevant Rating Agency, the Fund may engage in the lending of its portfolio securities only in an amount of up to 20% of the Fund total assets, provided that the Fund receives cash collateral for such loaned securities which is maintained at all times in an amount equal to at least 100% of the current market value of the loaned securities and, if invested, is invested only in Short-Term Money Market Instruments or in money market mutual funds meeting the requirements of Rule 2a-7 under the 1940 Act that maintain a constant $1.00 per share net asset value and treat the loaned securities rather than the collateral as the assets of the Fund for purposes of determining compliance with paragraph 6 of Part II hereof.

(c) For so long as the Series B Preferred Shares are rated by a Rating Agency at the request of the Fund, the Fund shall not consolidate the Fund with, merge the Fund into, sell or otherwise transfer all or substantially all of the Fund assets to another Person or adopt a plan of liquidation of the Fund, in each case without providing prior written notification to the relevant Rating Agency.

8. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Shares

(a) So long as any Series B Preferred Shares are Outstanding the Fund may issue and sell one or more series of a class of senior securities of the Fund representing indebtedness under

Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Fund shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Fund then outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Fund upon the distribution of the assets of the Fund or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options, to the extent such transactions are made in accordance with the investment restrictions of the Fund then in effect, shall not be considered to be indebtedness limited by this paragraph 8(a).

(b) So long as any Series B Preferred Shares are Outstanding, the Fund may issue and sell shares of one or more other series of Preferred Shares constituting a series of a class of senior securities of the Fund representing stock under Section 18 of the 1940 Act in addition to the Series B Preferred Shares and other Preferred Shares then Outstanding, provided that (i) the Fund shall, immediately after giving effect to the issuance of such additional Preferred Shares and to its receipt and application of the proceeds thereof (including, without limitation, to the redemption of Preferred Shares for which a Redemption Notice has been mailed prior to such issuance), have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the liquidation preference of the Series B Preferred Shares and all other Preferred Shares of the Fund then Outstanding, and (ii) no such additional Preferred Shares shall have any preference or priority over any other Preferred Shares of the Fund upon the distribution of the assets of the Fund or in respect of the payment of dividends.

9. Status of Redeemed or Repurchased Series B Preferred

Series B Preferred Shares which at any time have been redeemed or purchased by the Fund shall, after such redemption or purchase, have the status of authorized but unissued Preferred Shares.

PART III

ABILITY OF THE BOARD OF TRUSTEES TO MODIFY THE STATEMENT OF PREFERENCES

1. Modification to Prevent Ratings Reduction or Withdrawal.

The Board of Trustees or its delegatee, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including provisions that have been adopted by the Fund pursuant to the Rating Agency guidelines, if the Board of Trustees or its delegatee determines that such amendments or modifications are necessary to prevent a reduction in, or the withdrawal of, a rating of the Preferred Shares and are in the aggregate in the best interests of the holders of the Preferred Shares.

2. Other Modification.

The Board of Trustees or its delegatee, without further action by the shareholders, may amend, alter, add to or repeal any provision of this Statement of Preferences including provisions that have been adopted by the Fund pursuant to the Rating Agency guidelines, if the Board of Trustees or its delegatee determines that such amendments or modifications will not in the aggregate adversely affect the rights and preferences of the holders of any series of the Preferred Shares, provided, that the Fund has received advice from each applicable Rating Agency that such amendment or modification is not expected to adversely affect such Rating Agency’s then-current rating of such series of the Fund Preferred Shares.

Notwithstanding the provisions of the preceding paragraph, to the extent permitted by law, the Board of Trustees or its delegatee, without the vote of the holders of the Series B Preferred Shares or any other shares of the Fund, may amend the provisions of this Statement of Preferences to resolve any inconsistency or ambiguity, to remedy any formal defect or to make any other change to this Statement of Preferences so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series B Preferred Shares.

IN WITNESS WHEREOF, The Gabelli Healthcare & WellnessRx Trust has caused these presents to be signed in its name and on its behalf by a duly authorized officer, who acknowledges said instrument to be the statutory trust act of the Fund, and states that to the best of such officer’s knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to approval are true in all material respects, all as of June     , 2016.

By:
Name:	Agnes Mullady
Title:	President

Attest:

Name:	Andrea Mango
Title:	Secretary